As filed with the Securities and Exchange Commission on January 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&P Global Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	7320	13-1026995
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

55 Water Street

New York, New York 10041

(212) 438-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alma Rosa Montañez

Chief Corporate Counsel

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Erika L. Robinson

Craig Hilts

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

(212) 230-8800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)

ADDITIONAL REGISTRANT

Exact Name of Registrant as Specified in its Charter	Address, including Zip Code and Telephone Number, including Area Code	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classifications Code Number	I.R.S. Employer Identification Number
Standard & Poor’s Financial Services LLC	c/o S&P Global Inc. 55 Water Street New York, New York 10041 (212) 438-1000	Delaware	7320	26-3740348

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 13, 2023

PRELIMINARY PROSPECTUS

Offers to Exchange the Registered Notes Set Forth Below that

Have Been Registered Under the Securities Act of 1933, as

amended (the “Securities Act”) for Any and All Outstanding

Restricted Notes set Forth Opposite the Corresponding

Registered Notes

Registered Notes	Restricted Notes
$1,250,000,000 2.450% Senior Notes due 2027	$1,250,000,000 2.450% Senior Notes due 2027
$1,250,000,000 2.700% Sustainability-Linked Senior Notes due 2029	$1,250,000,000 2.700% Sustainability-Linked Senior Notes due 2029
$1,500,000,000 2.900% Senior Notes due 2032	$1,500,000,000 2.900% Senior Notes due 2032
$1,000,000,000 3.700% Senior Notes due 2052	$1,000,000,000 3.700% Senior Notes due 2052
$500,000,000 3.900% Senior Notes due 2062	$500,000,000 3.900% Senior Notes due 2062

We are offering to exchange up to $1,250,000,000 of our new registered 2.450% Senior Notes due 2027 (the “new 2027 notes”) for up to $1,250,000,000 of our existing unregistered 2.450% Senior Notes due 2027 (the “old 2027 notes” and, together with the new 2027 notes, the “2027 notes”), up to $1,250,000,000 of our new registered 2.700% Sustainability-Linked Senior Notes due 2029 (the “new sustainability-linked notes”) for up to $1,250,000,000 of our existing unregistered 2.700% Sustainability-Linked Senior Notes due 2029 (the “old sustainability-linked notes” and, together with the new sustainability-linked notes, the “sustainability-linked notes”), up to $1,500,000,000 of our new registered 2.900% Senior Notes due 2032 (the “new 2032 notes”) for up to $1,500,000,000 of our existing unregistered 2.900% Senior Notes due 2032 (the “old 2032 notes” and, together with the new 2032 notes, the “2032 notes”), up to $1,000,000,000 of our new registered 3.700% Senior Notes due 2052 (the “new 2052 notes”) for up to $1,000,000,000 of our existing unregistered 3.700% Senior Notes due 2052 (the “old 2052 notes” and, together with the new 2052 notes, the “2052 notes”) and up to $500,000,000 of our new registered 3.900% Senior Notes due 2062 (the “new 2062 notes”) for up to $500,000,000 of our existing unregistered 3.900% Senior Notes due 2062 (the “old 2062 notes” and, together with the new 2062 notes, the “2062 notes”). We refer to the new 2027 notes, the new sustainability-linked notes, the new 2032 notes, the new 2052 notes and the new 2062 notes collectively as the “new notes,” and to the old 2027 notes, the old sustainability-linked notes, the old 2032 notes, the old 2052 notes and to the old 2062 notes collectively as the “old notes.” Tenders of old notes may be withdrawn at any time prior to the expiration date. All old notes that are properly tendered and not properly withdrawn prior to the expiration date will be exchanged. We will not receive any proceeds from the exchange offer.

The new notes and the old notes are collectively referred to as the “notes.” The terms of the new notes are identical in all material respects to the terms of the old notes for which they are being offered in exchange, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The old notes are, and the new notes will be, fully and unconditionally guaranteed by Standard & Poor’s Financial Services LLC (the “subsidiary guarantor”), subject to customary release provisions in respect of the subsidiary guarantees as set forth in the indenture and supplemental indentures thereto governing the notes (collectively, the “indenture”). The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.

To exchange your old notes for new notes:

•	You are required to make the representations described on page 34 to us.

•

You must contact a Depository Trust Company (“DTC”) participant to complete the book-entry transfer procedures described herein to exchange your old notes for new notes, or otherwise complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank Trust Company, National Association, by 5:00 p.m., New York City time, on                 , 2023.

•	You should read the section captioned “The Exchange Offer” for further information on how to exchange your old notes for new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on                  , 2023, unless it is extended.

See “Risk Factors” beginning on page 10 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

                , 2023

About this Prospectus

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the notes offered hereby.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.” You may obtain this information without charge by writing or telephoning us at the following address and telephone number:

Investor Relations

S&P Global Inc.

55 Water Street, New York, New York 10041

866-438-8502

If you would like to request copies of these documents, please do so by                 , 2023 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

As used in this prospectus (except as otherwise provided herein or unless the context otherwise requires), all references to “S&P Global,” the “Company,” “we,” “us” and “our” refer to S&P Global Inc. and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the completed merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•

worldwide economic, financial, political, and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;

•	the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business and realize expected synergies;

•	business disruption following the Merger;

•	the Company’s ability to meet expectations regarding the accounting and tax treatments of the Merger;

•

the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•

the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;

•

the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•

the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions

ii

in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•

the continuously evolving regulatory environment, in Europe, the United States and elsewhere around the globe, affecting S&P Global Ratings, S&P Global Commodity Insights, S&P Dow Jones Indices, S&P Global Market Intelligence, and the products those business divisions offer including our sustainability products, and the Company’s compliance therewith;

•	the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	consolidation in the Company’s end-customer markets;

•	the introduction of competing products or technologies by other companies;

•	the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	our ability to attract, incentivize and retain key employees, especially in today’s competitive business environment;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•	the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including in Item 1A, Risk Factors, of our most recently filed Annual Report on Form 10-K, and Part II, Item IA, Risk Factors, of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

iii

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all the information you should consider before deciding to participate in the exchange offer. You should carefully read this entire prospectus, including the information incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2021 and the other incorporated documents, including “Risk Factors” herein and in such incorporated documents, as well as our consolidated financial statements, before making an investment decision.

Our Company

We are a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The capital markets include asset managers, investment banks, commercial banks, insurance companies, exchanges, trading firms and issuers; and the commodity markets include producers, traders and intermediaries within energy, petrochemicals, metals and agriculture. We serve our global customers through a broad range of products and services available through both third-party and proprietary distribution channels. We were incorporated in December of 1925 under the laws of the state of New York. Our divisions include Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions.

Headquartered in New York City, we provide essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Corporate Information

We were incorporated in December 1925 under the laws of the state of New York. Our principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone numbers are 866-436-8502 (domestic callers) or 212-438-2192 (international callers).

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. We maintain a website at www.spglobal.com where general information about us is available. The information contained on our website is not a part of this prospectus.

Recent Developments

On November 30, 2022, we announced our intention to divest our Engineering Solutions business and that we have engaged on a confidential basis several prospective buyers.

Sustainability-Linked Bond Features

Sustainability is core to how we operate as a company. Our leadership structure and global activities reflect this imperative. In February 2021, we announced our net-zero strategy and roadmap, which commitment to achieve net-zero emissions by 2040 accelerates our efforts to counter the adverse effects of climate change, support a net-zero economy and demonstrate sustainable corporate citizenship. At S&P Global, we are committed to supporting people, customers and communities everywhere we operate and embrace diversity, equity and inclusion as a critical business driver and a responsibility owned by everyone we employ.

In February 2022, we adopted a sustainability-linked bond framework (the “Sustainability-Linked Bond Framework”) establishing our sustainability strategy priorities and setting goals with respect to our key performance indicators, which include (i) reduction of Scope 3 Business Travel emissions (as defined under “Description of the Notes) (the “Business Travel KPI”) and (ii) increase in addressable Tier 1 and Tier 2 (as each such term is defined under “Description of the Notes”) procurement spend with U.S.-based minority and diverse organizations (the “U.S. Supplier Diversity KPI” and, together with the Business Travel KPI, the “KPIs”). The Sustainability-Linked Bond Framework was reviewed by an independent consultant, which provided a second party opinion (the “Second Party Opinion”) on the Sustainability-Linked Bond Framework and its alignment with the Sustainability-Linked Bond Principles 2020 administered by the International Capital Market Association.

As a key part of these goals, we have established sustainability performance targets in connection with each of the Business Travel KPI, which is to reduce our Scope 3 Business Travel emissions by equal to or greater than 25% of annual emissions as measured at year end 2025 (the “Target Observation Date”) compared to a 2019 baseline (the “Business Travel Target”), and the U.S. Supplier Diversity KPI, which is to achieve addressable Tier 1 and Tier 2 spend with U.S.-based minority and diverse organizations for the twelve months ending at December 31, 2025 equal to or greater than 10% of our total expenses as measured at the Target Observation Date (the “U.S. Supplier Diversity Target” and, together with the Business Travel Target, the “Sustainability Performance Targets”) compared to a Tier 1 spend baseline measured from the beginning of the third quarter 2020 to the end of the second quarter.

Currently, our 2019 baseline in connection with the Business Travel Target includes emissions associated with IHS Markit. In accordance with the GHG Protocol Corporate Accounting and Reporting Standard, we may recalculate such baseline to reflect future significant acquisitions or dispositions if and to the extent such acquisitions or dispositions would result in a 10% or greater change in the Business Travel KPI. Currently, only our Tier 1 spend has been calculated and included within the baseline for our U.S. Supplier Diversity Target. Once our Tier 2 program is operational, Tier 2 spend is expected to be included within the reported U.S. Supplier Diversity KPI. If the Tier 2 spend for the Company, at least with respect to fiscal year 2025, cannot be reasonably calculated prior to the Target Observation Date, the U.S. Supplier Diversity KPI will include only Tier 1 spend.

Under the terms of the sustainability-linked notes, if we do not (i) satisfy each of the Sustainability Performance Targets, (ii) receive a related assurance letter from the External Verifier (as defined under “Description of the Notes”) and (iii) provide confirmation thereof to the trustee at least 15 days prior to March 1, 2026, the interest rate payable on the sustainability-linked notes will be increased by 25 basis points (0.25%) per annum in the aggregate from and including March 1, 2026 to and excluding the maturity date of the sustainability-linked notes. See “Description of the Notes—General—Interest Step Up.”

Verification and External Reporting

Annually until after the Target Observation Date, S&P Global will seek independent and external verification of our performance against the Sustainability Performance Targets by a qualified external reviewer with relevant expertise. The verification of the performance against the Sustainability Performance Targets will be made publicly available through our annual Impact Report, which is downloadable on our website.

Additionally, annually until at least the Target Observation Date, we will publish and keep readily available and easily accessible on our website a Sustainability-Linked Bond update, which we expect will be included within our annual Impact Report, which will include (i) up-to-date information on the performance of the KPIs, including any re-assessment of or adjustment to a KPI, restatement of a Sustainability Performance Target or adjustment to the related baseline where relevant; (ii) verification assurance report relative to the Sustainability Performance Targets outlining our performance against the Sustainability Performance Targets and the related impact, and timing of such impact, on the financial characteristics of the notes; and (iii) relevant information enabling investors to monitor the progress of the Sustainability Performance Targets. This update may also include when feasible and possible: (a) qualitative or quantitative explanation of the contribution of the main factors, including merger and acquisition activities, behind the evolution of the KPIs and Sustainability Performance Targets on an annual basis; or (b) illustration of the positive sustainability impacts of the performance improvement.

We will review the Sustainability-Linked Bond Framework from time to time, including its alignment to updated versions of the relevant principles as and when they are released, with the aim of adhering to best practices in the market. We will also review the Sustainability-Linked Bond Framework in case of material changes in the scope, methodology, and in particular the KPIs or the Sustainability Performance Targets’ calibration. Such review may result in the Sustainability-Linked Bond Framework being updated and amended. The updates, if not minor in nature, will be subject to the prior approval of the Second Party Opinion provider. Any future updated version of the Sustainability-Linked Bond Framework that may exist will either keep or improve the current levels of transparency and reporting disclosures, including the corresponding review by a second party opinion provider. The updated Sustainability-Linked Bond Framework, if any, will be published on our website and will replace the then-existing Sustainability-Linked Bond Framework, including the one described herein.

Disclaimer; Incorporation by Reference

For the avoidance of doubt, none of the Sustainability-Linked Bond Framework, the Second Party Opinion, any annual Sustainability-Linked Bond update or any report issued by an External Verifier are, and none shall be deemed to be, incorporated by reference into or form a part of this prospectus. The Sustainability Performance Targets are not applicable to any of our, or our affiliates’, other securities except to the extent expressly so provided in the relevant legal documentation governing such securities. We make no representation to any person, including any holder of the sustainability-linked notes, that the Sustainability Performance Targets will be achieved. It will not be a breach or event of default under the sustainability-linked notes if the Sustainability Performance Targets are not met. See “Risk Factors” beginning on page 10 of this prospectus further information on the risks associated with the Sustainability Performance Targets and the sustainability-linked notes.

SUMMARY OF THE EXCHANGE OFFER

Background	On March 18, 2022, the Company completed a private offering of the old notes pursuant to exemptions from the registration requirements of the Securities Act (the “private offering”).

In connection with the private offering, we entered into a registration rights agreement, dated as of March 18, 2022, with the representatives of the several initial purchasers of the private offering, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.

We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into in connection with the private offering. For information regarding the registration rights agreement, see “The Exchange Offer”.

Securities Offered	Up to $1,250,000,000 of new registered 2.450% Senior Notes due 2027 (the “new 2027 notes”) for up to $1,250,000,000 of existing unregistered 2.450% Senior Notes due 2027 (the “old 2027 notes” and, together with the new 2027 notes, the “2027 notes”).

Up to $1,250,000,000 of new registered 2.700% Sustainability-Linked Senior Notes due 2029 (the “new sustainability-linked notes”) for up to $1,250,000,000 of existing unregistered 2.700% Sustainability-Linked Senior Notes due 2029 (the “old sustainability-linked notes” and, together with the new sustainability-linked notes, the “sustainability-linked notes”).

Up to $1,500,000,000 of new registered 2.900% Senior Notes due 2032 (the “new 2032 notes”) for up to $1,500,000,000 of existing unregistered 2.900% Senior Notes due 2032 (the “old 2032 notes” and, together with the new 2032 notes, the “2032 notes”).

Up to $1,000,000,000 of new registered 3.700% Senior Notes due 2052 (the “new 2052 notes”) for up to $1,000,000,000 of existing unregistered 3.700% Senior Notes due 2052 (the “old 2052 notes” and, together with the new 2052 notes, the “2052 notes”).

Up to $500,000,000 of new registered 3.900% Senior Notes due 2062 (the “new 2062 notes”) for up to $500,000,000 of existing unregistered 3.900% Senior Notes due 2062 (the “old 2062 notes” and, together with the new 2062 notes, the “2062 notes”).

We refer to the new 2027 notes, the new sustainability-linked notes, the new 2032 notes, the new 2052 notes and the new 2062 notes collectively as the “new notes,” and to the old 2027 notes, the old sustainability-linked notes, the old 2032 notes, the old 2052 notes and to the old 2062 notes collectively as the “old notes.” The new notes and the old notes are collectively referred to as the “notes.”

The new notes will be registered under the Securities Act.

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of tendered old notes. The new notes issued pursuant to this prospectus will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN number for each series of new notes. After the exchange offer is completed, you will no longer be entitled to any exchange offer or, with limited exceptions, registration rights for your old notes. For procedures for tendering and information about the notes, see “The Exchange Offer” and “Description of the Notes” respectively.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time on February , 2023 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to February , 2023. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.

Guaranteed Delivery	There are no guaranteed delivery provisions applicable to the exchange offer.

Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement relating to your old notes, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market- making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to old notes do not apply to the new notes.

Issuer	S&P Global Inc., a New York Corporation.

Guarantor	Standard & Poor’s Financial Services LLC, a Delaware limited liability company.

Securities Offered	Up to $5,500,000,000 aggregate principal amount of new notes, consisting of:

•	up to $1,250,000,000 aggregate principal amount of 2.450% Senior Notes due 2027 (the “new 2027 notes”);

•	up to $1,250,000,000 aggregate principal amount of 2.700% Sustainability-Linked Senior Notes due 2029 (the “new sustainability-linked notes”);

•	up to $1,500,000,000 aggregate principal amount of 2.900% Senior Notes due 2032 (the “new 2032 notes”);

•	up to $1,000,000,000 aggregate principal amount of 3.700% Senior Notes due 2052 (the “new 2052 notes”);

•

up to $500,000,000 aggregate principal amount of 3.900% Senior Notes due 2062 (the “new 2062 notes” and, collectively with the new 2027 notes, the new sustainability-linked notes, the new 2032 notes and the new 2052 notes, the “new notes”).

Maturity Dates	The new 2027 notes will mature on March 1, 2027, the new sustainability-linked notes will mature on March 1, 2029, the new 2032 notes will mature on March 1, 2032, the new 2052 notes will mature on March 1, 2052 and the new 2062 notes will mature on March 1, 2062.

Interest Rates and Interest Payment Dates	Each series of new notes will have the same interest rate and interest payment dates as the corresponding series of old notes. Interest on the new notes is payable on March 1 and September 1 of each year, beginning, in the case of each new note, on the next interest payment date occurring after the issuance of such new note.

The first interest payment date on the new notes is March 1, 2023. Notwithstanding the foregoing, the interest payable on the first interest payment date of the new notes, March 1, 2023, will be paid to the persons who are the holders of record of the old notes that are exchanged for such new notes at the close of business on February 15, 2023. On the first interest payment date following the exchange, holders of new notes will receive interest for the period from and including the last interest payment date on which interest was paid on the old notes. No additional or other interest relating to such period will be paid to such holders.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates
2.450% Senior Notes due March 1, 2027	March 1 and September 1

2.700% Sustainability-Linked Senior Notes due March 1, 2029, provided that from and including March 1, 2026 (the “Step Up Date”), the interest rate payable on the sustainability-linked notes, to but excluding the maturity date of the sustainability-linked notes, shall be increased by an additional 25 basis points (0.25%) per annum in the aggregate if we do not (i) satisfy the Sustainability Performance Targets, (ii) receive a related assurance letter from the External Verifier and (iii) provide confirmation thereof to the trustee at least 15 days prior to the Step Up Date. See “Description of the Notes—General—Interest Step Up.”	March 1 and September 1

2.900% Senior Notes due March 1, 2032	March 1 and September 1

3.700% Senior Notes due March 1, 2052	March 1 and September 1

3.900% Senior Notes due March 1, 2062	March 1 and September 1

Optional Redemption	Each series of new notes will have the same redemption terms as the corresponding series of old notes.

For additional information, see “Description of the Notes—Optional Redemption.”

Change of Control Offer	If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at the price set forth under “Description of the Notes—Change of Control Triggering Event.”

Ranking	The notes will be our unsecured and unsubordinated debt and will be:

•	equal in right of payment with all of S&P Global’s other existing and future unsecured senior obligations (including each other series of the notes);

•	effectively subordinated to any future secured indebtedness of S&P Global, to the extent of the assets securing such indebtedness; and

•	structurally subordinated to all existing and any future obligations of S&P Global’s subsidiaries, other than the subsidiary guarantor.

The guarantees will be the subsidiary guarantor’s unsecured and unsubordinated debt and will rank equally and ratably with all of the subsidiary guarantor’s existing and future unsecured and unsubordinated debt.

As of September 30, 2022, our non-guarantor subsidiaries had approximately $8.8 million of outstanding liabilities to third parties (including $2.2 million of unearned revenue), all of which would effectively rank senior to the new notes and the guarantees.

Covenants	We will issue the new notes under the Indenture dated as of May 26, 2015 (the “base indenture”), among the Company (formerly McGraw Hill Financial, Inc.), the subsidiary guarantor and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “trustee”), as supplemented by the Eighth Supplemental Indenture thereto, dated March 18, 2022, among the Company, the subsidiary guarantor and the trustee (the “eighth supplemental indenture” and, together with the base indenture, the “indenture”), under which the old notes were also issued. The indenture, among other things, restricts our ability to:

•	incur certain liens securing debt; and

•	sell all or substantially all of our assets or merge or consolidate with or into other companies.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes.”

Guarantees	The subsidiary guarantor will fully and unconditionally guarantee, on an unsecured and unsubordinated basis, the payment of the principal of (and premium, if any, on) and interest on each series of new notes.

Further Issuances	We may create and issue additional notes of any series ranking equally and ratably with the notes of such series in all respects, so that such additional notes will be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise; provided that if such additional notes of such series are not fungible for United States federal income tax purposes, such additional notes will have a separate CUSIP number.

Form and Denomination	The new notes of each series will be issued in fully registered form, in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The new notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee.

Governing Law	The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank Trust Company, National Association

Risk Factors	For certain risks related to the new notes and the exchange offer, please read the section entitled “Risk Factors” in this prospectus.

RISK FACTORS

In addition to the other information provided and incorporated by reference in this prospectus, you should carefully consider the risks described in this section. The risks described below are not the only risks that could adversely affect our business; other risks currently deemed immaterial or additional risks not currently known to us could also adversely affect us. These and other factors could have a material adverse effect on the value of your investment in our notes, meaning that you could lose all or part of your investment.

Note that this section includes forward-looking statements and future expectations as of the date of this prospectus. This discussion of risk factors should be read in conjunction with the risk factors included in Part I, Item IA, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2021, in Part II, Item IA, “Risk Factors,” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as well as the other information that is incorporated by reference into this prospectus.

Risks Relating to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the prospectus distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offerings of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity. Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the applicable registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Relating to the Notes

The notes are structurally subordinated to all the obligations of our subsidiaries (other than the subsidiary guarantor) and our ability to service our debt is dependent on the performance of our subsidiaries. Despite our current indebtedness levels, we may be able to incur substantially more debt, which could exacerbate the risks associated with our leverage.

The old notes are, and the new notes will be, structurally subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables and other accrued rebates and liabilities, of our subsidiaries (other than the subsidiary guarantor, subject to certain termination provisions described under the caption “Description of the Notes—Guarantees”). We and our subsidiaries may incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture generally do not restrict us from doing so. In addition, the indenture will allow us to issue additional notes under certain circumstances, which will also be guaranteed by the subsidiary guarantor. Although the indenture places some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations relating to creation of liens, the indenture also does not restrict our non-guarantor subsidiaries from incurring additional debt, which would be structurally senior to the notes. In addition, the indenture will not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness.

The notes are exclusively obligations of the Company and the subsidiary guarantor. However, since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, may depend upon the earnings of those subsidiaries and may be subject to various business considerations.

The old notes are, and the new notes will be, unsecured and therefore will be effectively subordinated to any secured debt we may incur in the future.

The old notes are not, and the new notes will not be, secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

Redemption prior to maturity may adversely affect your return on the notes.

Since the old notes are, and the new notes will be, redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An increase in market interest rates could result in a decrease in the market value of the notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the notes may decline. We cannot predict the future level of market interest rates.

Our indebtedness could adversely affect our business, financial condition and results of operations, as well as our ability to meet payment obligations under the notes and other debt.

We have a significant amount of debt and debt service requirements. This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet payment and other obligations under the notes and other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This ability, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

The guarantees may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void the guarantees and require holders of notes to return payments received from the subsidiary guarantor.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be deemed a fraudulent transfer if the subsidiary guarantor received less than a reasonably equivalent value in exchange for giving the guarantees, and one of the following is also true:

•	the subsidiary guarantor was insolvent on the date that it gave the guarantees or became insolvent as a result of giving the guarantees;

•

the subsidiary guarantor was engaged in a business or a transaction, or was about to engage in a business or a transaction, for which property remaining with the subsidiary guarantor was an unreasonably small capital; or

•	the subsidiary guarantor intended to incur, or believed that it would incur, debts that would be beyond the subsidiary guarantor’s ability to pay as those debts matured.

The guarantees could also be deemed fraudulent transfers if given with actual intent to hinder, delay or defraud any entity to which the subsidiary guarantor was or became, on or after the date the guarantees were given, indebted. The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the subsidiary guarantor would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot predict:

•

what standard a court would apply in order to determine whether the subsidiary guarantor was insolvent as of the date it issued the guarantees, or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date; or

•	whether a court would determine that the payments under the guarantees would constitute fraudulent transfers or fraudulent conveyances on other grounds.

The indenture governing the notes contains a “savings clause” intended to limit the subsidiary guarantor’s liability under its guarantees to the maximum amount that it could incur without causing the guarantees to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.

If the guarantees by the subsidiary guarantor are deemed to be a fraudulent transfer, they could be voided altogether, or they could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to the guarantees could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If the guarantees are voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the guarantees and would be creditors only of the Company.

In addition, enforcement of the guarantees against the subsidiary guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, the subsidiary guarantor may have no liability or decreased liability under its guarantees.

Under the indenture, the change of control events that would require us to repurchase the notes are subject to a number of significant limitations, and change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if, as a result of such change of control event, the ratings of the notes are lowered below investment grade during the relevant “trigger period” and the rating agencies assigning such lowered ratings expressly link the reduction in rating to the change of control event. As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The occurrence of a Change of Control Triggering Event would cause an event of default under our senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of your notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the Notes—Change of Control Triggering Event.”

Changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The prices for the notes depend on many factors, including: our credit ratings; prevailing interest rates being paid by, or the market prices for notes issued by, other companies similar to us; our financial condition, financial performance and prospects; and the overall conditions of the general economy and the financial markets. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading prices of the notes.

There are no established trading markets for the new notes, and there is no guarantee that active trading markets for the new notes will develop or that the markets for the old notes remaining outstanding after the exchange offer will be maintained. You may not be able to sell the notes readily or at all or at or above the price that you paid.

The new notes constitute new issues of securities, and there are no established markets for them. In addition, there may cease to be markets for the old notes that remain outstanding after the exchange offer. We do not intend to apply for the new notes or any remaining old notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.

You may not be able to sell your notes at a particular time or at favorable prices. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, the liquidity of the market and future trading prices of the notes may be volatile and will depend on many factors, including:

•	the number of holders of the notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the old notes for the new notes;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities.

The market for corporate debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The markets for the notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to the initial issuance to tendering holders of the old notes in the exchange offer, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, and other factors.

Additional Risks Relating to the Sustainability-Linked Notes

The sustainability-linked notes are not “green bonds,” “social bonds,” or “sustainable bonds” and may not be a suitable investment for all investors seeking exposure to assets with sustainability characteristics.

Although the interest rate relating to the sustainability-linked notes is subject to upward adjustment in certain circumstances as described under “Description of the Notes—General—Interest Step Up” in this prospectus, the sustainability-linked notes may not satisfy an investor’s requirements or any future legal, quasi-legal or market standards or taxonomies for investment in assets with sustainability characteristics. The old sustainability-linked notes were not, and the new sustainability-linked notes are not being, marketed as green bonds, social bonds, or sustainable bonds since we have not allocated, and do not intend to allocate, the net proceeds of the private offering specifically to projects or business activities meeting environmental or sustainability criteria, or to be subject to any other limitations associated with green bonds, social bonds, or sustainable bonds.

There is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes an “ESG”, “green”, “social”, “governance”, “sustainable” or equivalently-labeled target or as to what precise attributes are required for a particular target to be defined as such or what a “sustainability-linked” bond is (and, in addition, the requirements of any such label may evolve from time to time). Furthermore, there is limited benchmarking data available against both our historical performance and the performance of our peers regarding the positive sustainability impacts of the KPIs. The peer group is limited for the Business Travel KPI as it is set in absolute numbers, which makes it challenging to compare our performance against companies that use intensity measures or different factors that allow for greater comparability, and there are no international benchmarks for the U.S. Supplier Diversity KPI. With respect to our historical performance, our business travel has been significantly impacted by the COVID-19 pandemic, which may impact the relevance of the 2019 spend used to determine the baseline of our Business Travel KPI, and our Supplier Diversity Program, which was launched in 2019, has only one year of verified Tier 1 historical information with which to assess our U.S. Supplier Diversity KPI. In addition, we have not yet determined a methodology for calculating our Tier 2 spend, which we plan to include in the reported U.S. Supplier Diversity KPI. This determination is an ongoing, extremely resource intensive process that is time-consuming to complete. Additionally, there is a lack of U.S. Generally Accepted Accounting Principles guidance for the supplier diversity calculations, which limits the ability to benchmark or evaluate the U.S. Supplier Diversity KPI. No assurance is or can be given to investors by us, the initial purchasers of the old sustainability-linked notes, any second party opinion provider or any external verifier that the sustainability-linked notes will meet any or all investor expectations regarding the sustainability-linked notes or our targets and goals qualifying as “sustainable” or that no other adverse consequences will occur in connection with our striving to achieve such targets and goals. For the avoidance of doubt, none of the trustee, paying agent or the registrar makes any representation whatsoever with respect to whether the sustainability-linked notes qualify as green bonds, social bonds, sustainable bonds or bonds of any other equivalently-labeled target.

Although we intend to satisfy the Sustainability Performance Targets by the end of 2025, there can be no assurance of the extent to which we will be successful in doing so or that any future investments we make in furtherance of these targets will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulations or by our own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact. Adverse environmental or social impacts may occur during the design, construction and operation of any investments we make in furtherance of this target or such investments may become controversial or criticized by activist groups or other stakeholders. Moreover, we may determine that it is in our best interest to prioritize other business, social, governance or sustainable investments over the achievement of the Sustainability Performance Targets based on economic, regulatory and social factors, business strategy or pressure from investors, activists or other stakeholders. It will not be an event of default under the sustainability-linked notes nor will we be required to repurchase or redeem the sustainability-linked notes if we fail to satisfy the Sustainability Performance Targets by the end of 2025 or fail to provide reports with respect to our performance against the Sustainability Performance Targets.

Moreover, the Second Party Opinion provider and providers of similar opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by us, any initial purchaser, any second party opinion providers, the External Verifier, the trustee, paying agent or registrar or any other person to buy, sell or hold the sustainability-linked notes. Holders of the sustainability-linked notes have no recourse against us, any of the initial purchasers, the provider of any such opinion or certification or the External Verifier in respect of the contents of any such opinion or certification, which is only current as of the date it was initially issued. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us, including the Second Party Opinion) that may be made available in connection with our Sustainability-Linked Bond Framework or the sustainability-linked notes. Any such opinion or assurance may not reflect the potential impact of all risks related to the structure, market, regulatory backdrop, and matters related to the additional risk factors discussed herein and other factors that may affect the value of the notes. Except as expressly set forth under “Summary—Sustainability-Linked Bond Framework,” we do not assume any obligation or responsibility to release any update or revision to the Sustainability-Linked Bond Framework to reflect events or circumstances after the date of its publication nor procure any update or revision of any second party opinion. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into or form part of this prospectus.

Investors must determine for themselves the relevance of any such opinion or certification or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the notes. Any withdrawal of any opinion or certification or any such opinion or certification attesting that we are not complying in whole or in part with any matters that are the subject of such opinion or certification may have a material adverse effect on the value of the notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

In addition, we cannot assure you that any information that we or any other person may provide in connection with this exchange offer now or in the future will be sufficient to enable any investor to satisfy any disclosure or reporting requirements imposed on such investor from time to time either as a result of its own objectives or those of its clients as set out in its by-laws or other governing rules or investment portfolio mandates. In addition, such requirements may have been conditioned by the application of laws and regulations relating to the types of, and criteria relating to, investments that such funds can make in order to qualify or be eligible as a particular type of “ESG” or other sustainable finance-related investment. The rules applicable to such investors and funds, whether internal or resulting from any such investment portfolio mandates or applicable laws and regulations, may require such investor to make periodic disclosure of its investment, including any investment in the sustainability-linked notes. Such requirements may evolve over time.

We may not satisfy the Sustainability Performance Targets. Failure to satisfy the Sustainability Performance Targets may have a material impact on the market price of the sustainability-linked notes and could expose us to reputational risks.

If we satisfy the Sustainability Performance Targets, holders of the sustainability-linked notes will not be entitled to an increase in the interest rate on the sustainability-linked notes on account of the Sustainability Performance Targets. Should we fail to satisfy the Sustainability Performance Targets, we will be required to pay an increased interest rate on the sustainability-linked notes, which may have an adverse impact on our liquidity and financial position. No breach or event of default shall occur under the notes, nor will we be required to repurchase or redeem such sustainability-linked notes, if we fail to meet the Sustainability Performance Targets.

Although we intend to meet the Sustainability Performance Targets, achieving the Sustainability Performance Targets may require us to expend significant resources. There can be no assurance of the extent to which the Sustainability Performance Targets will be achieved, that we will continue to work towards maintaining the Sustainability Performance Targets even if the Sustainability Performance Targets were previously achieved, or that any future investments we make in furtherance of achieving such targets and goals will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulation or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact.

Any of the above could adversely impact the trading price of the sustainability-linked notes and the price at which a holder of the sustainability-linked notes will be able to sell their notes in such circumstance prior to maturity may be at a discount, which could be substantial, from the issue price or the purchase price paid by such holder.

In addition, a failure by us to satisfy the Sustainability Performance Targets or any such similar sustainability performance targets or goals that we may choose to include in any future financings would not only result in increased interest payments under the sustainability-linked notes or other relevant financing arrangements, but could also harm our reputation. Climate-related issues are an ESG topic that is, in particular, receiving heightened attention from investors, shareholders, lawmakers and regulators, including the SEC. Furthermore, our efforts in satisfying the Sustainability Performance Targets, or its other projects or investments, may become controversial or be criticized by activist groups or other stakeholders. Each of these circumstances could have a material adverse effect on us, our business, our financial condition or our results of operations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction

On February 28, 2022, S&P Global (“the Company”) merged with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. Under the terms of the merger agreement, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) was converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes. As of February 28, 2022, IHS Markit had approximately 401.0 million shares outstanding.

As a condition of securing regulatory approval for the merger, S&P Global and IHS Markit agreed to divest of certain of their businesses. S&P Global’s divestitures include CUSIP Global Services, its Leveraged Commentary and Data business and a related family of leveraged loan indices while the IHS Markit’s divestitures include Oil Price Information Services (“OPIS”), Coal, Metals and Mining; its PetroChem Wire businesses and its base chemicals business.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the merger and related divestitures.

The unaudited pro forma combined condensed statement of income for the nine months ended September 30, 2022 combine the historical consolidated results of operations of S&P Global for the nine months ended September 30, 2022 and of IHS Markit for the two months ended February 28, 2022, and have been prepared to reflect the merger, and related divestitures, as if they had occurred on January 1, 2021, the first day of S&P Global’s 2021 fiscal year. The unaudited pro forma combined condensed financial information has been prepared in conformity with U.S. GAAP.

S&P Global utilized acquisition accounting and will finalize the accounting as soon as practicable within the required measurement period. The estimated acquired assets and assumed liabilities of IHS Markit have been measured based on various preliminary estimates using assumptions that S&P Global believes are reasonable and based on preliminary valuation studies undertaken by IHS Markit. These preliminary estimates and assumptions presented herein are subject to change during the measurement period as S&P Global finalizes its review of the valuations of the tangible assets and liabilities, identifiable intangible assets, assumed equity compensation plans and related income tax impacts in connection with the merger. Differences between these preliminary estimates and the acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position.

Preliminary estimates of revenue, expenses, assets, liabilities, disposal proceeds and the related tax impacts of the divestures are reflected, where practicable, in the unaudited pro forma combined condensed financial information. These preliminary estimates and related assumptions are subject to change as S&P Global and IHS Markit complete their respective sale transactions, in connection with the merger. Differences between these preliminary estimates and the actual disposition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statement does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

S&P Global is executing its plan to integrate the operations of IHS Markit after the merger. In connection with that plan, certain non-recurring charges have been incurred in connection with this integration, which have primarily consisted of restructuring charges and transaction costs related to the merger, including, among others, financial advisors, legal services, integration advisors, and professional accounting services. Any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma combined condensed financial information does not reflect any operating efficiencies and/or cost savings that S&P Global may achieve with respect to the combined company. Further, there may be additional charges related to integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this prospectus, and thus, such charges are not reflected in the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial statement has been developed from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes incorporated by reference herein: (i) the historical consolidated financial statements of the Company and the accompanying notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, (ii) the historical consolidated financial statements of IHS Markit and the accompanying notes in IHS Markit’s Annual Report on Form 10-K for the year ended November 30, 2021, (iii) the unaudited pro forma combined condensed financial statements of the Company and IHS Markit as filed on March 4, 2022, and (iv) the Company’s Form 10-Q for the three and nine months ended September 30, 2022.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2022

(in millions, except per share amounts)			Transaction Accounting Adjustments				Pro Forma Combined S&P Global
	Historical		Conforming Adjustments		Pro Forma Adjustments
	S&P Global	IHS Markit
Revenue	$8,244	768			(107	) (b)	8,905
Expenses:
Cost of revenue	—	317	(317	) (a)			—
Operating-related expenses	2,754	—	317		(58	) (c)	3,013
Selling and general expenses	2,442	307			(480	) (d)	2,269
Depreciation	93	40			(32	) (e)	101
Amortization of intangibles	645	54			122	(f)	821

Total expenses	5,934	717			(448)		6,204
Gain on dispositions	(1,897)	—			1,897	(g)	—
Equity in income from unconsolidated subsidiaries	(21)	(9)			—		(30)

Operating profit	4,228	59			(1,556)		2,731
Other income, net	(86)	3					(83)
Interest expense, net	218	35			(14	) (h)	239
Loss on extinguishment of debt	15	—					15

Income before taxes on income	4,081	21			(1,542)		2,560
Provision for taxes on income	1,053	(18)			(548	) (i)	487

Net income before net (income) loss attributable to noncontrolling interests	3,028	39			(994)		2,073
Less: net (income) loss attributable to noncontrolling interests	(213)	—					(213)

Net income	$2,815	39			(994)		1,860

Earnings per share attributable to common shareholders:
Net income:
Basic	8.95	.10					5.91
Diluted	8.91	.10					5.89
Weighted-average number of common shares outstanding:
Basic	314.5	398.6			(398.6	) (j)	314.5
Diluted	315.7	398.6			(398.6	) (j)	315.7

See accompanying notes to the unaudited pro forma combined condensed financial statement.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.	Nature of Operations and Basis of Presentation

On February 28, 2022, S&P Global merged with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. At the effective time of the merger, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) was converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes.

The preceding unaudited pro forma combined condensed statements of income for the nine months ended September 30, 2022 were prepared using the acquisition method of accounting and are based on historical consolidated financial statements of S&P Global and IHS Markit. Certain of IHS Markit’s historical amounts have been reclassified to conform to S&P Global’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of S&P Global included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and historical consolidated financial statements and accompanying notes of IHS Markit included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2021, and the unaudited pro forma combined condensed financial statements of the Company and IHS Markit for the filed on Form 8-K/A filed on May 3, 2022, and (iv) the Company’s Form 10-Q for the three and nine months ended September 30, 2022.

The unaudited pro forma combined condensed statement of income give effect to the merger, and related divestitures, as if they had been completed on January 1, 2021, the first day of S&P Global’s 2021 fiscal year.

As of the date of this filing, S&P Global has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of IHS Markit’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price required when applying the acquisition method of accounting. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of IHS Markit’s assets and liabilities and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of IHS Markit at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma combined condensed financial information and the combined company’s future results of operations and financial position. The final allocation of the purchase price will be determined after completion of an analysis to determine the estimated fair value of IHS Markit’s assets and liabilities and associated tax adjustments anticipated to be completed within one year of the date of the merger.

The merger, divestitures and the related adjustments are described in the accompanying notes to the pro forma combined condensed financial statement.

The unaudited pro forma combined condensed financial statement does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and related divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, future results may vary significantly from those reflected in such statements due to factors described under “Risk Factors—Merger Risks” in Item 1A. of Part II of S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2021.

Accounting Periods Presented

IHS Markit’s historical fiscal year ends on November 30 and for purposes of the unaudited pro forma combined condensed financial information, its historical results have been presented along with S&P Global’s December 31 fiscal year end as explained below.

Because the Company acquired IHS Markit on February 28, 2022, prior to the end of its first fiscal quarter, the unaudited pro forma combined condensed statement of income for the nine months ended September 30, 2022 combines the historical consolidated results of S&P Global for the nine months ended September 30, 2022 and the historical consolidated results of IHS Markit two months ended February 28, 2022 effectively reflecting pro forma results of the combined company for the full nine-month period ended September 30, 2022.

2.	Calculation of Merger Consideration and Preliminary Purchase Price Allocation

S&P Global and IHS Markit have determined that S&P Global is the accounting acquirer in the merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification Topic 805, Business Combinations. The allocation of the preliminary estimated purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of December 31, 2021, using currently available information. Due to the fact that the unaudited pro forma combined condensed financial statement has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the combined company’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The final purchase price allocation for the merger will be performed as soon as practicable within the required measurement period and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•

changes in the estimated fair value of IHS Markit’s identifiable assets acquired and liabilities assumed as of the closing date of the merger, which could result from S&P Global’s additional valuation analysis, changes in reserve estimates, discount rates and other factors; and

•	“Risk Factors—Merger Risks” in Item 1A. of Part II of S&P Global’s Annual Report on Form 10-K for the year ended December 31, 2021.

The unaudited pro forma combined condensed financial information reflects aggregate merger consideration of $44.0 billion, as calculated below:

(in millions, except for share and per share data)
Equity Consideration
Number of shares of IHS Markit issued and outstanding as of February 28, 2022*	400,988,207
Exchange ratio	0.2838
Additional shares of S&P Global common stock issued as merger consideration	113,800,453
Closing price per share of S&P Global common stock on February 25, 2022*	$380.89
Equity portion of aggregate consideration*	$43,345
Equity consideration related to pre-combination share-based compensation awards*	191

Total equity consideration	$43,536

*

Pursuant to business combination accounting rules, the final aggregate consideration is based on the number of IHS Markit shares issued and outstanding (other than IHS Markit shares held in treasury or for which appraisal rights have been perfected pursuant to the Bermuda Companies Act) and the closing price of S&P Global’s common stock as of February 25, 2022 (and cash in lieu of fractional shares and any amount awarded in respect of shares for which appraisal rights have been perfected pursuant to the Bermuda Companies Act, in each case without interest).

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on December 31, 2021:

(in millions)	Fair Value
Tangible assets acquired	$5,122
Intangible assets	18,935
Liabilities assumed (excluding debt)	(6,527)
Debt	(5,159)
Merger consideration (a)	43,536

Estimated goodwill (a)—(b)	$31,165

The following table sets forth the components of the identifiable intangible assets to be acquired and their preliminary estimated useful lives and the pro forma amortization expense for the year ended December 31, 2021:

			Pro Forma Amortization Expense
(in millions)	Fair Value	Useful Lives	Year ended December 31, 2021
Trade Names	$1,450	5 – 25	$116
Developed Technology	1,033	7 – 12	116
Customer Relationship	13,904	17 – 37	592
Database/Content Technology	2,548	9 – 15	234

Total Identified Intangible Assets	$18,935		$1,058

The estimated acquired assets and assumed liabilities of IHS Markit have been measured based on various preliminary estimates using assumptions that S&P Global believes are reasonable and based on preliminary valuation studies undertaken by IHS Markit. These preliminary estimates of fair value and weighted average useful life are subject to change during the measurement period, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. As S&P Global finalizes its review of IHS Markit’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to S&P Global only upon access to additional information. These factors include, but are not limited to, historical information obtained from IHS Markit, discussions with management and product roadmaps. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable intangible assets and/or to the estimated weighted average useful lives from what S&P Global and IHS Markit have assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to S&P Global’s and IHS Markit’s estimates of associated amortization expense.

3.	Pro Forma Adjustments

The pro forma combined condensed financial statement has been adjusted to reflect reclassifications to conform IHS Markit’s and S&P Global’s financial statement presentation, adjustments to historical book values of IHS

Markit to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by S&P Global for the shares of IHS Markit, the assumption of IHS Markit’s debt, estimated direct transaction costs, preliminary estimates for businesses to be divested and the estimated tax impact of pro forma adjustments. As more information becomes available, S&P Global will complete a more detailed review of IHS Markit’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. These adjustments include the following:

a.	The following reclassifications were made as a result of the transaction to conform IHS Markit and S&P Global’s presentation:

Unaudited Pro Forma Combined Condensed Statement of Income for the nine months ended September 30, 2022:

•	Reclassification for IHS Markit of $317 million from Cost of revenue to Operating-related expenses.

Pro Forma Adjustments—Combined Statements of Income of S&P Global for the nine months ended September 30, 2022 and IHS Markit for the two months ended February 28, 2022:

b.	To record adjustments to revenue of $107 million for the nine months ended September 30, 2022 to reflect:

•	the removal of revenue associated with the CUSIP, LCD, OPIS Coal, Metals and Mining, PetroChem Wire businesses and Base Chemicals business divestitures for the nine months ended September 30, 2022.

c.	To record adjustments to operating-related expenses of $58 million for the nine months ended September 30, 2022 to reflect:

•	the removal of direct operating expenses of $39 million for the nine months ended September 30, 2022 related to the divestitures.

•

the net reduction of $19 million stock-based compensation expense resulting from a combination of the acceleration of stock based compensation following planned severance actions of selected senior executives partially offset by the increase in value of unvested portion of IHS Markit’s RSUs and PSUs reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

d.	To record adjustments to selling and general expenses of $480 million for the nine months ended September 30, 2022 to reflect:

•	$221 million associated with the cost of acquisition-related transaction costs by S&P Global and IHS Markit incurred during the nine months ended September 30, 2022.

•

$259 million from a combination of planned severance arrangements contemplated prior to and executed upon or following the consummation of the merger, retention costs, and professional fees associated with the merger completion.

e.	To record the reduction in depreciation expense related to (i) the removal of depreciation expense associated with expected divestitures and (ii) the elimination of capitalized software.

f.

To eliminate the historical amortization expense (including amortization expense associated with expected divestitures) and to record the estimated amortization expense related to the intangible assets to be acquired.

g.	To record the gain on the sale of the LCD and CUSIP businesses.

h.	To record the adjustment to interest expense associated with the increase in IHS Markit’s debt to fair value with which this premium is amortized over the weighted-average remaining life of the debt.

i.

To record the income tax expense reduction of $548 million related to the pro forma adjustments for the nine months ended September 30, 2022, calculated based on a blended foreign, federal, and state statutory rate of approximately 19%. The adjustments include an income tax expense reduction of $629 million related to the divestitures during the nine months ended September 30, 2022 partially offset by additional tax costs associated with IHS Markit’s operations within the S&P Global structure of approximately $28 million, and a reduction of income tax benefits of approximately $53 million from the impact of the balance of the pro forma adjustments. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma combined condensed financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

j.

To reflect (i) the elimination of IHS Markit’s basic and diluted shares outstanding and (ii) the assumed issuance of basic and diluted common shares as a result of the merger calculated by multiplying IHS Markit’s basic and diluted common shares outstanding by the 0.2838 exchange ratio.

	Nine months ended September 30, 2022
(in millions, except for share and per share data)	Basic Shares Outstanding	Diluted Shares Outstanding
Weighted-average outstanding
S&P Global weighted-average outstanding	314.5	315.7
IHS Markit weighted-average outstanding	398.6	398.6

Combined weighted-average outstanding	639.4	639.4

Elimination of IHS Markit’s historical weighted average-outstanding	(398.6)	(398.6)
Record new issuance of S&P Global common stock at 0.2838 exchange ratio	113.1	113.1
S&P Global diluted securities	N/A	1.0
IHS Markit diluted securities converted at 0.2838 exchange ratio	N/A	0.8

Net pro forma adjustments	(113.1)	(113.1)

Pro forma combined weighted-average outstanding	314.5	315.7

Pro forma net income	$1,860	$1,860
Pro forma earnings per share	$5.91	$5.89

THE EXCHANGE OFFER

In the registration rights agreement dated March 18, 2022, among us, the subsidiary guarantor and the representatives of the several initial purchasers of the old notes, we agreed to use commercially reasonable efforts as expeditiously as possible:

(1) to file a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act, and to cause such registration statement to be declared effective by the SEC; and

(2) to complete the exchange offer and issue the new notes no later than 60 days after the registration statement is declared effective.

The registration rights agreement provides that if (1) we have not exchanged new notes for all notes validly tendered in accordance with the terms of this exchange, on or prior to the 365th day after issuance of the old notes, (2) a shelf registration statement is required and is not declared effective on or prior to the 365th day after issuance of the old notes, (3) a shelf registration statement is requested by an initial purchaser and such shelf registration statement is not declared effective on or prior to the later of (i) the 365th day after issuance of the old notes or (ii) 90 days after the date we receive the request by such initial purchaser to file a shelf registration statement (the 91st such day, the “Shelf Registration Trigger Date”), or (4) the shelf registration statement covering resales of the old notes, if required, has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days in any 12-month period (whether or not consecutive) (the 91st such day, the “Shelf Effectiveness Trigger Date”), then additional interest shall accrue on the principal amount of the old notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) commencing on (a) the 365th day following the issuance of the old notes, in the case of (1), (2) and (3)(i) above, (b) the Shelf Registration Trigger Date, in the case of (3)(ii) above or (c) the Shelf Effectiveness Trigger Date, in the case of (4) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be “registrable securities.” Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.

We are making the exchange offer in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (May 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges old notes for new notes in the exchange offer generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” (as defined in Rule 405 under the Securities Act). We also believe that a holder may offer, sell or transfer the new notes only if the holder acknowledges that the holder is acquiring the new notes in the ordinary course of its business and is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the new notes. We have not entered into any arrangement or understanding with any person who will receive new notes in the exchange offer to distribute such new notes following completion of the exchange offer, and we are not aware of any person that will participate in the exchange offer with a view to distribute the new notes. A holder who exchanges old notes for new notes in the exchange offer for the purpose of distributing such new notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell new notes and must be identified as an underwriter in the prospectus.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•

For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail or send notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•

The exchange offer expires at 5:00 p.m., New York City time, on                 , 2023; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means                 , 2023 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, there were outstanding $1,250,000,000 in aggregate principal amount of the old 2027 notes, $1,250,000,000 in aggregate principal amount of the old sustainability-linked notes, $1,500,000,000 in aggregate principal amount of the old 2032 notes, $1,000,000,000 in aggregate principal amount of the old 2052 notes and $500,000,000 in aggregate principal amount of the old 2062 notes. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section “—Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service and/or similar services.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the applicable registration rights agreement.

•

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•

Neither we, the subsidiary guarantor, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes and letters of transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely completion of these procedures to ensure delivery. No letters of transmittal or old notes should be sent to S&P Global Inc. or the subsidiary guarantor.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of old notes until the exchange agent receives a book-entry confirmation from DTC with respect to your old notes.

If you are a beneficial owner which holds old notes through Euroclear or Clearstream Luxembourg and wish to tender your old notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered old notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering old notes.

Beneficial Owners

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to tender old notes for exchange in the exchange offer. Keep in mind that the intermediary may require beneficial owners to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender old notes on behalf of a beneficial owner at or prior to the expiration date in accordance with the terms of the exchange offer.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offer. Accordingly, beneficial owners wishing to participate in the exchange offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offer.

Letter of Transmittal Procedures

If your notes are not held through DTC, you must complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank Trust Company, National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above, or

•	certificates for old notes and a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer, or in the case of old notes tendered by transmitting a completed letter of transmittal, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder.

No Guaranteed Delivery Procedures

There are no guaranteed delivery provisions applicable to the Exchange Offer. Holders of old notes must tender their old notes in accordance with the procedures set forth under “—Procedures for Tendering Old Notes.”

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•

if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•

if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent

U.S. Bank Trust Company, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver to:

By Mail or in Person

U.S. Bank Trust Company, National Association, Exchange Agent

Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

By Email or Facsimile Transmission (for Eligible Institutions Only)

Email:

cts.specfinance@usbank.com

Fax: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $210,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made publicly available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made publicly available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of S&P Global Inc. or the subsidiary guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its old notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate” or an affiliate of the subsidiary guarantor;

(2) any new notes to be received by it were acquired in the ordinary course of its business;

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes; and

(4) if it is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes.

As discussed above, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

DESCRIPTION OF THE NOTES

A description of the specific terms of each series of the notes is set forth below. The description is qualified in its entirety by reference to the base indenture, dated May 26, 2015, as supplemented by the eighth supplemental indenture, dated as of March 18, 2022 (together, the “indenture”), among the Company, as issuer, Standard & Poor’s Financial Services LLC, as subsidiary guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “trustee”) under which the new notes will be, and the old notes were, issued. The following Description of the Notes is only a summary of the material terms and does not purport to be complete. The Company urges you to read the indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the new notes. Copies of the form of indenture will be made available to holders of the notes upon request.

The new notes of each series will be treated as a single class with any old notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with the holders of the applicable series of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding notes of the applicable series issued under the indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes of such series that remain outstanding after the exchange offer will be aggregated with the new notes of such series, and the holders of these old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes of the applicable series then outstanding.

As used in this section “Description of the Notes,” the terms “Company,” “we,” “us” and “our” refer to S&P Global Inc. and not to the subsidiary guarantor or any of the Company’s other subsidiaries.

Background

On March 18, 2022, the Company completed a private offering of the old notes pursuant to exemptions from the registration requirements of the Securities Act (the “private offering”).

In connection with the private offering, we entered into a registration rights agreement, dated as of March 18, 2022, with the representatives of the several initial purchasers of the private offering, in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer for the old notes.

General

In the exchange offer, we will issue up to $1,250,000,000 aggregate principal amount of new 2027 notes, $1,250,000,000 aggregate principal amount of the new sustainability-linked notes, $1,500,000,000 aggregate principal amount of the new 2032 notes, $1,000,000,000 aggregate principal amount of the new 2052 notes and $500,000,000 aggregate principal amount of new 2062 notes under the indenture. The 2027 notes will mature on March 1, 2027, the sustainability-linked notes will mature on March 1, 2029, the 2032 notes will mature on March 1, 2032, the 2052 notes will mature on March 1, 2052 and the 2062 notes will mature on March 1, 2062.

Principal and Interest

We will pay interest on the 2027 notes at the rate of 2.450% per year. We will pay interest on the sustainability notes at the rate of 2.700% per year, subject to increase as described below under “—Interest Step

Up.” We will pay interest on the 2032 notes at the rate of 2.900% per year. We will pay interest on the 2052 notes at the rate of 3.700% per year. We will pay interest on the 2062 notes at the rate of 3.900% per year.

We will pay interest on each series of the notes semi-annually in arrears on March 1 and September 1 to holders of record on the preceding February 15 and August 15, respectively.

If interest or principal on the notes is payable on a day that is not a business day in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the new notes is March 1, 2023. Notwithstanding the foregoing, the interest payable on the first interest payment date of the new notes, March 1, 2023, will be paid to the persons who are the holders of record of the old notes that are exchanged for such new notes at the close of business on February 15, 2023. The first interest payment on any new notes will include the accrued and unpaid interest on the old notes tendered in the exchange therefor so that a tendering holder of old notes will receive the same interest payment it would have received had its old notes not been tendered in the exchange offer. Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Interest Step Up

From and including March 1, 2026 (the “Step Up Date”), the initial interest rate payable on the sustainability-linked notes shall be increased by 25 basis points (0.25%) per annum in the aggregate (the “Step Up Interest Rate”) unless we have notified the trustee in writing on or before the date that is 15 days prior to March 1, 2026 (the “Notification Due Date”) in the form of an officers’ certificate (the “Satisfaction Notification”) stating that, (i) as of the Target Observation Date, the Sustainability Performance Targets have been satisfied and (ii) we have received a related assurance letter from the External Verifier. For the avoidance of doubt, if we have provided the trustee with the Satisfaction Notification on or prior to the Notification Due Date, then the interest rate payable on the new sustainability-linked notes shall not increase pursuant to this paragraph.

The interest rate applicable to the sustainability-linked notes will only be adjusted on the Step Up Date based upon the non-satisfaction of the Sustainability Performance Targets on or prior to the Notification Due Date. If as of the Notification Due Date (x) we fail or are unable to provide the Satisfaction Notification, (y) the Sustainability Performance Targets have not been satisfied or (z) the External Verifier has not delivered a related assurance letter to us, the Step Up Interest Rate will apply for each interest period for the new sustainability-linked notes from and including the Step Up Date to but excluding the maturity date of the sustainability-linked notes. Any satisfaction of the Sustainability Performance Targets subsequent to the Notification Due Date or cessation of satisfaction, or any failure to satisfy the Sustainability Performance Targets subsequent to the Notification Due Date, will not result in an adjustment to the interest rate payable on the sustainability-linked notes.

The trustee shall not be obliged to monitor, inquire or verify as to whether the Sustainability Performance Targets have been satisfied. With respect to the rate at which the sustainability-linked notes will bear interest, the trustee shall be fully protected in conclusively relying upon the Satisfaction Notification delivered by us to the trustee on or prior to the Notification Due Date, which sets out, among other things, the interest rate for the sustainability-linked notes.

Certain definitions:

“External Verifier” means one or more qualified providers of third-party assurance or attestation services appointed by us from time to time to provide limited assurance on our Scope 3 Business Travel emissions and U.S. Supplier Diversity Spend.

“Scope 3” has the definition set forth in the GHG Protocol Corporate Accounting and Reporting Standard as of the date hereof.

“Scope 3 Business Travel emissions” means Scope 3 greenhouse gas emissions (measured in C02 equivalents (tCO2e)) from employee business travel.

“Target Observation Date” means December 31, 2025.

“Sustainability Performance Targets” means (i) a reduction of our Scope 3 Business Travel emissions by equal to or greater than 25% of annual emissions as measured on the Target Observation Date compared to a 2019 baseline, and (ii) our U.S. Supplier Diversity for the twelve months ending at December 31, 2025 achieves a percentage equal to or greater than 10% as measured at the Target Observation Date, compared to a Tier 1 spend baseline measured from the beginning of the third quarter 2020 to the end of the second quarter.

“Tier 1” means vendors and suppliers that are the third parties we directly contract with to provide goods and services that support the operations of our business.

“Tier 2” means vendors and suppliers that our vendors and suppliers contract with and are indirectly tied to our business.

“U.S. Supplier Diversity Spend” means the percentage of addressable Tier 1 and Tier 2 procurement spend with U.S. based minority and diverse organizations.”

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of notes of any series under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes of such series previously issued, and such additional notes will form a single series with the new notes of such series offered hereby and the old notes remaining outstanding after the exchange offer, provided that if such additional notes of such series are not fungible for United States federal income tax purposes, such additional notes will have a separate CUSIP number.

Guarantees

Payment of the principal of (and premium, if any, on) and interest on each series of the notes, and all other amounts due under the indenture, will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the subsidiary guarantor, Standard & Poor’s Financial Services LLC.

The guarantees of the subsidiary guarantor will automatically terminate:

•

upon a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor or the sale or disposition of all or substantially all the assets of the subsidiary guarantor (in each case other than to the Company or a person who, prior to such sale or other disposition, is an affiliate of the Company);

•	upon defeasance or discharge of any applicable series of the notes, as described below; or

•

at such time as the subsidiary guarantor ceases to guarantee indebtedness for borrowed money (“Debt”), other than a discharge through payment thereon, under any Credit Facility of the Company, other than any such Credit Facility of the Company the guarantee of which by the subsidiary guarantor will be released concurrently with the release of the subsidiary guarantor’s guarantees of the notes.

“Credit Facility” means one or more (i) credit facilities with banks, investors, purchasers or other debtholders or other lenders providing for revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like, (ii) note purchase agreements and indentures providing for the sale of Debt securities or (iii) agreements that refinance any Debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements.

Ranking

Each series of the old notes is, and each series of the new notes will be, our unsecured and unsubordinated debt and is or will be:

•	equal in right of payment with all of our other existing and future unsecured senior obligations (including each other series of the notes);

•	effectively subordinated to any future secured indebtedness of the Company, to the extent of the assets securing such indebtedness; and

•	structurally subordinated to all existing and any future obligations of our subsidiaries, other than the subsidiary guarantor.

The guarantee of each series of the old notes is, and the guarantee of each series of the new notes will be, the subsidiary guarantor’s unsecured and unsubordinated debt and will rank equally and ratably with all of the subsidiary guarantor’s existing and future unsecured and unsubordinated debt.

As of September 30, 2022, our non-guarantor subsidiaries had approximately $8.8 million of outstanding liabilities to third parties (including $2.2 million in unearned revenue), all of which would effectively rank senior to the notes (and the associated guarantees of the subsidiary guarantor).

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem all of the notes as described below under “—Optional Redemption,” holders of the notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes of any series upon a Change of Control Triggering Event if a third party makes such an offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes is rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The trustee has no obligation to monitor or determine if any such event has occurred.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of S&P Global Inc. and its subsidiaries taken as a whole to any person (as defined in the indenture, and in addition as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) or group of related persons for purposes of Section 13(d) of the Exchange Act other than S&P Global Inc. or one of its subsidiaries;

(2) the approval by the holders of S&P Global Inc.’s common stock of any plan or proposal for the liquidation or dissolution of S&P Global Inc. (whether or not otherwise in compliance with the provisions of the indenture); or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of S&P Global Inc.’s voting stock.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd, and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by Fitch (or, in each case, the equivalent investment grade credit rating from any Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) Moody’s and Fitch; (2) if Moody’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or Fitch; and (3) at our option, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) to rate the notes.

Optional Redemption

On or after, February 1, 2027 in the case of the 2027 notes, January 1, 2029, in the case of the sustainability-linked notes, December 1, 2031, in the case of the 2032 notes, September 1, 2051, in the case of the 2052 notes, and September 1, 2061, in the case of the 2062 notes (each such date, a “par call date”), the applicable series of notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes of the applicable series being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Prior to the applicable par call date, each series of the notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of such series to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), assuming that the notes of such series matured on the applicable par call date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 15 basis points in the case of the 2027 notes, 20 basis points in the case of the new sustainability-linked notes, 20 basis points in the case of the 2032 notes, 25 basis points in the case of the 2052 notes or 30 basis points in the case of the 2062 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

For the purpose of calculating both accrued and unpaid interest to the date of redemption for the sustainability-linked notes, and the present values of remaining scheduled payments of principal and interest on the sustainability-linked notes, the applicable interest rate shall be (i) the initial interest rate payable on the sustainability-linked notes if the redemption date occurs prior to the Step Up Date or (ii) if the redemption date occurs on or after the Step Up Date, the Step Up Interest Rate unless the Sustainability Performance Targets have been satisfied and we have provided the trustee with the Satisfaction Notification on or prior to the Notification Due Date, in which case the initial interest rate payable on the sustainability-linked notes would be used.

“Treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable U.S. treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“Comparable treasury issue” means the U.S. treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes, assuming in each case that the notes to be redeemed matured on the applicable par call date.

“Comparable treasury price” means (1) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations or, if only one such quotation is obtained, such quotation.

“Independent investment banker” means any of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC as specified by us, or if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us, in our sole discretion.

“Reference treasury dealer” means (1) any of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will deliver a notice of redemption to each holder of notes to be redeemed not less than 10 and not more than 60 days prior to the date fixed for redemption. Any notice of redemption may, in our discretion be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date (including as it may be postponed).

If fewer than all of the notes of any series are to be redeemed, the trustee will select in accordance with the procedures of DTC (or in accordance with such other method that the trustee deems appropriate if such notes are then in certificated form), not more than 60 days prior to the redemption date, the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called.

Certain Covenants

The indenture contains the following covenants in respect of the notes offered hereby.

Limitation on Liens

We covenant in the indenture that we will not create, assume, incur or guarantee any Debt secured by a lien on any of our properties or assets without providing that the notes will be secured equally and ratably with such Debt for so long as such Debt will be so secured, unless the aggregate principal amount of such secured Debt then outstanding does not exceed an amount equal to 10% of our total consolidated assets as of the end of the most recent quarter, as set forth on our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K.

The restrictions do not apply to Debt that is secured by:

•	liens existing, in the case of any notes, on the date such notes are issued;

•	liens on any property or any indebtedness of a person existing at the time the person becomes a subsidiary (whether by acquisition, merger or consolidation);

•	certain liens in favor of or required by contracts with governmental entities;

•	liens in favor of us or our subsidiaries;

•	liens existing at the time of acquisition of the assets secured thereby and purchase money liens;

•

liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or constructions;

•	liens on shares of stock, indebtedness or other securities of a person that is not a subsidiary of ours; and

•	extensions, renewals or replacements of any of the foregoing types of liens.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

We shall not consolidate with or merge into any other person or convey or transfer our properties and assets substantially as an entirety to any person, unless:

(1) any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia;

(2) the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer our properties and assets substantially as an entirety shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the performance of every covenant of the indenture (as supplemented from time to time) on our part to be performed or observed;

(3) immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

(4) we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this paragraph and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of our properties and assets, substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such successor had been named, in the indenture. In the event of any such conveyance or transfer, we as the predecessor shall be discharged from all obligations and covenants under the indenture and the notes and may be dissolved, wound up or liquidated at any time thereafter.

Subject to the foregoing, the indenture and the notes do not contain any covenants or other provisions designed to afford holders of notes protection in the event of a recapitalization or highly leveraged transaction involving us.

Events of Default

The indenture provides that, if an event of default specified therein with respect to any series of notes issued thereunder shall have occurred and be continuing, either the trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding notes of such series (or 25% in aggregate principal amount of all outstanding debt securities under the indenture, in the case of certain events of default affecting all series of debt securities under the indenture) may declare the principal of all notes of such series to be due and payable.

Events of default in respect of any series of notes are defined in the indenture as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking fund or analogous obligation with respect to, notes of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us by the trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding notes (excluding any subordinated indebtedness) of such series in the performance, or breach, of any covenant pertaining to notes of such series;

•

the guarantee ceases to be in full force and effect (other than by reason of the release of the guarantee in accordance with the terms of the indenture) or is declared null and void in a judicial proceeding or the subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee; and

•	certain events of bankruptcy, insolvency and reorganization with respect to us or the entry of an order ordering the winding up or liquidation of our affairs.

For the avoidance of doubt, it will not constitute an event of default if we fail to satisfy the Sustainability Performance Target, fail to publish and keep readily available and easily accessible on our website a Sustainability-Linked Bond update, fail to seek independent and external verification of our performance against the Sustainability Performance Targets by a qualified external reviewer with relevant expertise, or fail to provide confirmation thereof to the trustee, and the sole recourse of holders of the sustainability-linked notes in such instance shall be the right to receive the applicable increase in interest rate in the manner described under the heading “—Interest Step Up” and the associated impact of a Step Up Interest Rate on the calculation of the redemption price described under the heading “—Optional Redemption.”

The indenture provides that the trustee thereunder will, within 90 days after the occurrence of a default with respect to the notes of any series, give to the holders of the notes of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the notes of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to notes of such series.

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of holders of the notes.

The indenture provides that the holders of a majority in aggregate principal amount of the outstanding notes of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

In certain cases, the holders of a majority in principal amount of the outstanding notes of any series may waive, on behalf of the holders of all notes of such series, any past default or event of default with respect to the notes of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the notes of such series or payment of any sinking or purchase fund or analogous obligations with respect to such notes.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default or specifying any default that exists.

For the avoidance of doubt, it will not be a breach or event of default under the sustainability-linked notes if the Sustainability Performance Targets are not met.

Modification and Waiver

We, the subsidiary guarantor and the trustee may, without the consent of the holders of the notes, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the notes of any series relating thereto;

•

to add to our covenants or to surrender any of our rights or powers for the benefit of the holders of notes of any or all series, unless to do so would adversely affect the rights of the holders of notes of any series in any material respect;

•

to cure any ambiguity, or correct any inconsistency in the indenture; or to make any other provisions with respect to matters or questions arising under the indenture unless to do so would adversely affect the rights of the holders of notes of any series in any material respect;

•

to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA or any corresponding provision in any similar federal statute hereafter enacted;

•	to establish the form or terms of any series of notes, to provide for the issuance of any series of notes and/or to add to the rights of the holders of notes;

•

to evidence and provide for the acceptance of any successor trustee with respect to one or more series of notes or to add or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

•	to provide any additional events of default unless to do so would adversely affect the rights of the holders of debt securities of any series in any material respect;

•

to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain Federal tax purposes;

•	to add any additional subsidiary guarantor of the notes or to release any subsidiary guarantor of the notes in accordance with the terms of the indenture;

•	to conform the notes to the description thereof in the offering memorandum or prospectus under which they were originally offered;

•	to secure any series of debt securities pursuant to the indenture’s limitation on liens; and

•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the TIA.

The indenture contains provisions permitting us, the subsidiary guarantor and the trustee, with the consent of the holders of a majority in principal amount of the outstanding notes of all series to be affected voting as a single class, to execute a supplemental indenture for the purpose of adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected notes, among other things:

•	change the fixed maturity of any notes; or

•	reduce the principal amount thereof; or

•	reduce the rate or extend the time of payment of interest thereon; or

•	impair the right of a holder to institute suit for payment on any notes.

Satisfaction, Discharge and Covenant Defeasance

The indenture provides that we at our option,

•

will be discharged from any and all obligations in respect of any series of notes (except in each case for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) or

•

need not comply with the covenants contained in the indenture and certain events of default (other than those arising out of the failure to pay interest or principal on the notes of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute events of default with respect to such series of notes, in each case if our deposits with the trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the notes are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that:

•

the deposit and related defeasance would not cause the beneficial owners of such series to recognize income, gain or loss for Federal income tax purposes, and such opinion is accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service or, since the date of this offering, there has been a change in the applicable Federal income tax law, and

•	the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

Concerning Our Relationship with the Trustee

U.S. Bank Trust Company, National Association is the trustee under the indenture and is also the registrar and paying agent of the notes. The rights and duties of the trustee shall be as provided by the TIA, and as set forth in the indenture.

The trustee is permitted to become the owner or pledgee of notes and may otherwise deal with us and our affiliates.

Governing Law

The laws of the State of New York shall govern the indenture and the notes, without regard to conflicts of law principles thereof.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any such resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any such persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the new notes and the related guarantees will be passed on for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of S&P Global Inc. appearing in S&P Global Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021 (including the schedule appearing therein), and the effectiveness of S&P Global Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

The consolidated financial statements of IHS Markit Ltd. appearing in its Annual Report on Form 10-K for the year ended November 30, 2021, and incorporated by reference in S&P Global Inc.’s Current Report on Form 8-K/A filed with the SEC on March 4, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein. The financial statements audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements, the registration statement of which this prospectus forms a part (including the exhibits and schedules thereto), and other information can be accessed electronically through the SEC’s website at www.sec.gov. Our SEC filings are also available on our website at https://investor.spglobal.com/sec-filings-reports/10-qs-10-ks-other-filings/default.aspx. The information contained on or linked to or from our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part. The subsidiary guarantor does not file separate reports, proxy statements or other information with the SEC under the Exchange Act.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the exchange offer under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed).

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 8, 2022;

•

Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Shareholders filed with the SEC on March 22, 2022, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2021;

•

Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 4, 2022; the quarterly period ended June  30, 2022, filed on August 3, 2022; and the quarterly period ended September  30, 2022, filed on October 28, 2022; and

•

Current Reports on Form 8-K or 8-K/A filed with the SEC on January  27, 2022, January  31, 2022, February  16, 2022, February  25, 2022, February  28, 2022, February  28, 2022 (excluding Items 2.02 and 7.01 and the accompanying Item 9.01), March  1, 2022, March 1, 2022, March 2, 2022, March  2, 2022, March 2, 2022, March 4, 2022, March  7, 2022, March  18, 2022, March 18, 2022, March 21, 2022, April  4, 2022, April 4, 2022, May 10, 2022, May  16, 2022, June  28, 2022, August  10, 2022, and December 8, 2022.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

S&P Global Inc.

55 Water Street

New York, New York 10041

(866) 436-8502

If for any reason we are not required to comply with the reporting requirements of the Exchange Act, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

Offers to Exchange the Registered Notes Set Forth Below that

Have Been Registered Under the Securities Act of 1933, as

amended (the “Securities Act”) for Any and All Outstanding

Restricted Notes set Forth Opposite the Corresponding

Registered Notes

Registered Notes	Restricted Notes
$1,250,000,000 2.450% Senior Notes due 2027	$1,250,000,000 2.450% Senior Notes due 2027
$1,250,000,000 2.700% Sustainability-Linked Senior Notes due 2029	$1,250,000,000 2.700% Sustainability-Linked Senior Notes due 2029
$1,500,000,000 2.900% Senior Notes due 2032	$1,500,000,000 2.900% Senior Notes due 2032
$1,000,000,000 3.700% Senior Notes due 2052	$1,000,000,000 3.700% Senior Notes due 2052
$500,000,000 3.900% Senior Notes due 2062	$500,000,000 3.900% Senior Notes due 2062

PROSPECTUS

Until                , 2023 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The purchase agreement under which the old notes were originally issued and sold provide for indemnification of directors (or managers) and officers of each registrant against certain liabilities by the initial purchasers of such old notes. In addition, the registration rights agreement filed as Exhibit (4.21) to this Registration Statement provides for indemnification of directors (or managers) and officers of each registrant against certain liabilities by holders of the old notes.

(a) S&P Global Inc.

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL. Article ELEVENTH of the Company’s Amended Certificate of Incorporation and Article IV-B of the By-Laws provide that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Company shall not be liable to the Company or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Company shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceedings, and including an action by or in the right of the Company or any other enterprise, by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding, or any appeal thereof and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Company, the Company shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Company, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses.

As permitted by Section 726 of the NYBCL, the Company has insurance (a) to indemnify the Company for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of the Company for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by the Company. No insurance payment, other than cost of defense, may be made to any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The Company may also purchase insurance coverage the directors and officers of the Company against certain liabilities that could arise in connection with administration of the Company’s employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) Standard & Poor’s Financial Services LLC

Under the Amended and Restated Limited Liability Company Agreement of Standard & Poor’s Financial Services LLC dated January 27, 2022, none of the managers or officers of the subsidiary guarantor will be liable to the subsidiary guarantor, any member of the subsidiary guarantor or any other person that has an interest in the subsidiary guarantor, for any loss, liability, damages, cost or expense incurred by reason of any act or omission performed or omitted by such manager or officer in good faith on behalf of the subsidiary guarantor and in a manner reasonably believed to be within the scope of the authority conferred on such manager or officer by such agreement, as long as such acts or omissions of such manager or officer are not found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to constitute fraud or willful misconduct. Further, each manager, officer and employee of the subsidiary guarantor is entitled to indemnification by the subsidiary guarantor to the same extent and on the same terms and conditions as provided by the Company to its directors, officers, and employees pursuant to the Company’s by-laws, or as may be set forth in any other legal instrument relating to the indemnification of the employees of the Company, to the fullest extent permitted by the NYBCL, as described above under “—(a) S&P Global Inc.”

The subsidiary guarantor has insurance to indemnify managers and officers of the subsidiary guarantor for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as managers or officers for which they are not indemnified by the Company or the subsidiary guarantor. No insurance payment, other than cost of defense, may be made to any manager or officer if a judgment or other final adjudication adverse to the manager or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Insofar as indemnification for liabilities arising under the Act may be permitted to managers, officers and controlling persons of the subsidiary guarantor pursuant to the foregoing provisions, or otherwise, the subsidiary guarantor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company or the subsidiary guarantor of expenses incurred or paid by a manager, officer or controlling person of the subsidiary guarantor in the successful defense of any action, suit or proceeding) is asserted against the subsidiary guarantor by such manager, officer or controlling person in connection with the securities being registered, the subsidiary guarantor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description

(2.1)	Purchase and Sale Agreement between the Company, McGraw-Hill Education LLC, various sellers named therein and MHE Acquisition, LLC, dated November 26, 2012 (“Sale Agreement”), incorporated by reference from Exhibit (2.1) to the Company’s Form 8-K filed November 26, 2012.

(2.2)	Amendment No. 1 to Sale Agreement, dated March 4, 2013, incorporated by reference from Exhibit (2.1) to the Company’s Form 8-K filed March 5, 2013.

(2.3)	Agreement and Plan of Merger, dated as of July 24, 2015, among the Company, Venus Sub LLC, SNL Financial LC and New Mountain Partners III (AIV-C), L.P., incorporated by reference from Exhibit (2.1) to the Company’s Form 8-K filed on July 29, 2015.

(2.4)	Stock and Asset Purchase Agreement between McGraw Hill Financial, Inc. and Jefferson Bidco Inc., dated as of April 15, 2016, incorporated by reference from Exhibit (2.1) to the Company’s Form 10-Q filed July 28, 2016.

(2.5)	Agreement and Plan of Merger, dated as of November 29, 2020, by and among S&P Global Inc., IHS Markit Ltd. and Sapphire Subsidiary, Ltd., incorporated by reference from Exhibit (2.1) to the Company’s Form 8-K filed November 30, 2020.

(2.6)	Amendment No. 1 to Agreement and Plan of Merger by and among S&P Global Inc., Sapphire Subsidiary, Ltd., and IHS Markit Ltd. dated as of January 20, 2021, incorporated by reference from the Company’s Form S-4/A filed January 20, 2021.

(2.7)	Asset Purchase Agreement, by and between S&P Global Inc. and Factset Research Systems Inc., dated as of December 24, 2021, incorporated by reference from Exhibit (2.7) to the Company’s Form 10-K filed February 8, 2022.

(3.1)	Amended and Restated Certificate of Incorporation of Company, incorporated by reference from Exhibit (3.1) to the Company’s Form 8-K filed May 18, 2020.

(3.2)	By-Laws of Company, as amended and restated on September 29, 2021, incorporated by reference from Exhibit (3.2) to the Company’s Form 8-K filed October 5, 2021.

(3.3)	Certificate of Formation of Standard & Poor’s Financial Services LLC, incorporated by reference from Exhibit (3.5) to the Company’s Registration Statement on Form S-4 filed October 30, 2015.

(3.4)	Amended and Restated Limited Liability Company Agreement of Standard & Poor’s Financial Services LLC dated January 27, 2022.

(4.1)	Indenture dated as of November 2, 2007 between the Company, as issuer, and The Bank of New York, as trustee, incorporated by reference from Exhibit (4.1) of the Company’s Form 8-K filed November 2, 2007.

(4.2)	First Supplemental Indenture, dated January 1, 2009, between the Company and The Bank of New York Mellon, as trustee, incorporated by reference from Exhibit (4.1) to the Company’s Form 8-K filed January 2, 2009.

(4.3)	Indenture dated as of May 26, 2015, among the Company, Standard & Poor’s Financial Services LLC and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.1) to the Company’s Form 8-K filed on May 26, 2015.

(4.4)	First Supplemental Indenture dated as of May 26, 2015, among the Company, Standard & Poor’s Financial Services LLC and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.1) to the Company’s Form 8-K filed on May 26, 2015.

Exhibit Number	Description

(4.5)	Second Supplemental Indenture dated as of August 18, 2015, among the Company, Standard & Poor’s Financial Services LLC and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on August 18, 2015.

(4.6)	Third Supplemental Indenture dated as of September 22, 2016, among S&P Global Inc., Standard & Poor’s Financial Services LLC and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on September 22, 2016.

(4.7)	Fourth Supplemental Indenture dated as of May 17, 2018, among S&P Global Inc., Standard & Poor’s Financial Services LLC and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on May 17, 2018.

(4.8)	Fifth Supplemental Indenture dated as of November 26, 2019, among the Company, Standard & Poor’s Financial Services LLC, and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on November 26, 2019.

(4.9)	Sixth Supplemental Indenture dated as of August 13, 2020, among the Company, Standard & Poor’s Financial Services LLC, and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on August 13, 2020.

(4.10)	Seventh Supplemental Indenture dated as of March 2, 2022, among the Company, Standard & Poor’s Financial Services LLC, and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on March 2, 2022.

(4.11)	Eighth Supplemental Indenture dated as of March 18, 2022, among the Company, Standard & Poor’s Financial Services LLC, and U.S. Bank National Association, as trustee, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on March 18, 2022.

(4.12)	Form of 6.550% Senior Note due 2037, incorporated by reference from Exhibit (4.9) to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

(4.13)	Form of 4.000% Senior Note due 2025, incorporated by reference from Exhibit (4.8) to the Company’s Form 10-K for the fiscal year ended December 31, 2015.

(4.14)	Form of 2.950% Senior Note due 2027, incorporated by reference from Exhibit (4.2) to the Company’s Form 8-K filed on September 22, 2016.

(4.15)	Form of 4.500% Senior Note due 2048 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed May 17, 2018.

(4.16)	Form of 2.500% Senior Note due 2029 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on November 26, 2019.

(4.17)	Form of 3.250% Senior Note due 2049 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on November 26, 2019.

(4.18)	Form of 4.750% Senior Note due 2028 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 2, 2022.

(4.19)	Form of 4.250% Senior Note due 2029 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 2, 2022.

(4.20)	Registration Rights Agreement dated as of March 2, 2022, among the Company, Standard & Poor’s Financial Services LLC, and the initial purchases therein, incorporated by reference from Exhibit (4.10) to the Company’s Form 8-K filed on March 2, 2022.

(4.21)	Registration Rights Agreement dated as of March 18, 2022, among the Company, Standard & Poor’s Financial Services LLC, and the initial purchases therein, incorporated by reference from Exhibit (4.8) to the Company’s Form 8-K filed March 18, 2022.

Exhibit Number	Description

(4.22)	Form of 2.450% Senior Note Due 2027 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 18, 2022.

(4.23)	Form of 2.700% Sustainability-Linked Senior Note due 2029 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 18, 2022.

(4.24)	Form of 2.900% Senior Note due 2032 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 18, 2022.

(4.25)	Form 3.700% Senior Note due 2052 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 18, 2022.

(4.26)	Form of 3.900% Senior Note due 2062 (included in Ex. 4.2 of the referenced Form 8-K), incorporated by reference from the Company’s Form 8-K filed on March 18, 2022.

(5.1)	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

(10.1)	Form of Indemnification Agreement between Company and each of its directors and certain of its executive officers, incorporated by reference from Exhibit (10.6) to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

(10.2)	Company’s 2002 Stock Incentive Plan, as amended and restated as of January 1, 2016, incorporated by reference from Exhibit (10.3) to the Company’s Form 10-Q filed April 26, 2016.

(10.3)	Company’s 2019 Stock Incentive Plan, incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2019.

(10.4)	Form of 2019 Performance Share Unit Terms and Conditions, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed on May 3, 2019.

(10.5)	Form of 2020 Performance Share Unit Terms and Conditions, incorporated by reference from Exhibit (10.01) to the Company’s Form 10-Q filed on April 28, 2020.

(10.6)	Form of 2021 Performance Share Unit Terms and Conditions, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed on April 29, 2021.

(10.7)	Form of 2022 Performance Share Unit Terms and Conditions, incorporated by reference from Exhibit (10.6) to the Company’s Form 10-Q filed on August 3, 2022.

(10.8)	Form of 2019 Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.2) to the Company’s Form 10-Q filed on May 3, 2019.

(10.9)	Form of 2020 Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.02) to the Company’s Form 10-Q filed on April 28, 2020.

(10.10)	Form of 2021 Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.2) to the Company’s Form 10-Q filed on April 29, 2021.

(10.11)	Form of 2022 Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.5) to the Company’s Form 10-Q filed on August 3, 2022.

(10.12)	Form of Cliff Vested Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.4) to the Company’s Form 10-Q filed on April 29, 2021.

(10.13)	Form of 2022 Performance-Vesting Restricted Stock Unit Award Terms and Conditions, incorporated by reference from Exhibit (10.3) to the Company’s Form 10-Q filed on August 3, 2022.

(10.14)	Form of S&P Dow Jones Indices 2019 Long-Term Cash Incentive Compensation Plan, incorporated by reference from Exhibit (10.3) to the Company’s Form 10-Q filed on May 3, 2019.

Exhibit Number	Description

(10.15)	Form of S&P Dow Jones Indices 2020 Long-Term Cash Incentive Compensation Plan, incorporated by reference from Exhibit (10.03) to the Company’s Form 10-Q filed on April 28, 2020.

(10.16)	Form of S&P Dow Jones Indices 2021 Long-Term Cash Incentive Compensation Plan, incorporated by reference from Exhibit (10.3) to the Company’s Form 10-Q filed on April 29, 2021.

(10.17)	Form of S&P Dow Jones Indices 2022 Long-Term Cash Incentive Compensation Plan, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed on August 3, 2022.

(10.18)	Form of Stock Option Award, incorporated by reference from Exhibit (10.4) to the Company’s Form 10-K for the fiscal year ended December 31, 2013.

(10.19)	Form of 2022 Long-Term Cash Award Terms and Conditions, incorporated by reference from Exhibit (10.4) to the Company’s Form 10-Q filed on August 3, 2022.

(10.20)	Company’s Key Executive Short-Term Incentive Deferred Compensation Plan, as amended and restated as of January 1, 2008, incorporated by reference from Exhibit (10.9) to the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(10.21)	Resolutions terminating deferrals under the Key Executive Short-Term Deferred Compensation Plan, dated October 23, 2014, incorporated by reference from Exhibit (10.7) to the Company’s Form 10-K for the fiscal year ended December 31, 2014.

(10.22)	Company’s Key Executive Short Term Incentive Compensation Plan, as amended effective January 1, 2016, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed November 3, 2016.

(10.23)	Company’s Key Executive Short Term Incentive Compensation Plan, as amended effective January 1, 2017, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed October 26, 2017.

(10.24)	Company’s Senior Executive Severance Plan, amended and restated as of January 1, 2016, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed April 26, 2016.

(10.25)	Revolving Five-Year Credit Agreement, dated as of April 26, 2021, among the Company, Standard & Poor’s Financial Services LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and Bank of America, N.A. as syndication agent, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed July 29, 2021.

(10.26)	Company’s Employee Retirement Plan Supplement, as amended and restated as of January 1, 2008, incorporated by reference from Exhibit (10.15) to the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(10.27)	First Amendment to Company’s Employee Retirement Plan Supplement, effective as of January 1, 2009, incorporated by reference from Exhibit (10.24) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.28)	Second Amendment to Company’s Employee Retirement Plan Supplement, effective generally as of January 1, 2010, incorporated by reference from Exhibit (10.25) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.29)	Third Amendment to Company’s Employee Retirement Plan Supplement, effective generally as of January 1, 2012, incorporated by reference from Exhibit (10.17) to the Company’s Form 10-K for the fiscal year ended December 31, 2011.

(10.30)	Fourth Amendment to Company’s Employee Retirement Plan Supplement, effective generally as of May 1, 2013, incorporated by reference from Exhibit (10.18) to the Company’s Form 10-K for the fiscal year ended December 31, 2013.

Exhibit Number	Description

(10.31)	Fifth Amendment to Company’s Employee Retirement Plan Supplement, effective generally as of January 1, 2020, incorporated by reference from Exhibit (10.26) to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

(10.32)	Sixth Amendment to Company’s Employee Retirement Plan Supplement, effective generally as of January 1, 2021, incorporated by reference from Exhibit (10.27) to the Company’s Form 10-K for the fiscal year ended December 31, 2020.

(10.33)	Standard & Poor’s Employee Retirement Plan Supplement, as amended and restated as of January 1, 2008, incorporated by reference from Exhibit (10.26) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.34)	First Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective as of December 2, 2009, incorporated by reference from Exhibit (10.27) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.35)	Second Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective as of January 1, 2010, incorporated by reference from Exhibit (10.28) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.36)	Third Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective as of January 1, 2012, incorporated by reference from Exhibit (10.21) to the Company’s Form 10-K for the fiscal year ended December 31, 2011.

(10.37)	Fourth Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective generally as of January 1, 2014, incorporated by reference from Exhibit (10.23) to the Company’s Form 10-K for the fiscal year ended December 31, 2013.

(10.38)	Fifth Amendment to Standard & Poor’s Employee Retirement Plan Supplement, dated December 23, 2014, incorporated by reference from Exhibit (10.20) to the Company’s Form 10-K for the fiscal year ended December 31, 2014.

(10.39)	Sixth Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective generally as of January 1, 2020, incorporated by reference from Exhibit (10.33) to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

(10.40)	Seventh Amendment to Standard & Poor’s Employee Retirement Plan Supplement, effective generally as of January 1, 2021, incorporated by reference from Exhibit (10.35) to the Company’s Form 10-K for the fiscal year ended December 31, 2020.

(10.41)	Company’s 401(k) Savings and Profit Sharing Supplement, as amended and restated as of January 1, 2016, incorporated by reference from Exhibit (10.2) to the Company’s Form 10-Q filed April 26, 2016.

(10.42)	Company’s Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, as amended and restated as of January 1, 2008, incorporated by reference from Exhibit (10.18) to the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(10.43)	Amendment to Company’s Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, effective as of January 1, 2010, incorporated by reference from Exhibit (10.34) to the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(10.44)	Company’s Director Retirement Plan, incorporated by reference from Company’s Form SE filed March 29, 1990 in connection with Company’s Form 10-K for the fiscal year ended December 31, 1989 (paper filing).

(10.45)	Resolutions Freezing Existing Benefits and Terminating Additional Benefits under Company’s Directors Retirement Plan, as adopted on January 31, 1996, incorporated by reference from Exhibit (10.4) to the Company’s Form 10-K for the fiscal year ended December 31, 1996 (paper filing).

Exhibit Number	Description

(10.46)	Company’s Director Deferred Compensation Plan, as amended and restated as of January 1, 2008, incorporated by reference from Exhibit (10.22) to the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(10.47)	Company’s Director Deferred Stock Ownership Plan, incorporated by reference from Exhibit (10.32) to the Company’s Form 10-K for the fiscal year ended December 31, 2010.

(10.48)	Company’s Director Deferred Stock Ownership Plan as Amended and Restated effective January 1, 2017, incorporated by reference from Exhibit (10.1) to the Company’s Form 10-Q filed July 27, 2017.

(10.49)	Company’s Amended and Restated Director Deferred Stock Ownership Plan, incorporated by reference from Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2019.

(10.50)	Amendment dated December 9, 2011 to offer letter dated November 2, 2010 to Jack F. Callahan, Jr., Executive Vice President and Chief Financial Officer, incorporated by reference from Exhibit (10.32) to the Company’s Form 10-K for the fiscal year ended December 31, 2011.

(10.51)	Amendment dated December 9, 2011 to offer letter dated October 27, 2010 to John L. Berisford, Executive Vice President, Human Resources, incorporated by reference from Exhibit (10.33) to the Company’s Form 10-K for the fiscal year ended December 31, 2011.

(10.52)	Letter Agreement dated July 11, 2013, with Harold McGraw III regarding his compensation arrangement for serving as Non-Executive Chairman of the Board, incorporated by reference from Exhibit (10.1) to the Company’s Form 8-K filed July 11, 2013.

(10.53)	Separation Agreement dated September 24, 2015 between the Company and Neeraj Sahai, incorporated by reference from Exhibit (10.38) to the Company’s Registration Statement on Form S-4 filed on October 30, 2015.

(10.54)	Separation Agreement dated September 15, 2022 between Company and John Berisford, incorporated by reference from Exhibit (10) to the Company’s 10-Q filed on October 28, 2022.

(10.55)	Letter Agreement dated February 18, 2016, with Imogen Dillon Hatcher regarding certain amendments to her Contract of Employment with McGraw-Hill International (U.K.) Limited, dated November 27, 2013, incorporated by reference from Exhibit (10.7) to the Company’s Form 10-Q filed on April 26, 2016.

(10.56)	Separation Agreement and Release dated October 30, 2015 between the Company and Lucy Fato, incorporated by reference from Exhibit (10.8) to the Company’s Form 10-Q filed on April 26, 2016.

(10.57)	Company’s Pay Recovery Policy, restated effective as of January 1, 2015, incorporated by reference from Exhibit (10.32) to the Company’s Form 10-K for the fiscal year ended December 31, 2014.

(10.58)	S&P Ratings Services Pay Recovery Policy, effective as of October 1, 2014, incorporated by reference from Exhibit (10.33) to the Company’s Form 10-K for the fiscal year ended December 31, 2014.

(10.59)	Settlement Agreement dated February 2, 2015 among the Company, Standard & Poor’s Financial Services LLC, the United States, acting through the Department of Justice, and various States and the District of Columbia, acting through their respective Attorneys General, incorporated by reference from Exhibit (10.34) of the Company’s Form 10-K for the fiscal year ended December 31, 2014.

(10.60)	S&P Global Inc. Management Supplemental Death & Disability Benefits Plan, Amended and Restated January 1, 2020, incorporated by reference from Exhibit (10.55) to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

Exhibit Number	Description
(10.61)	Amendment No. 1 and Increasing Lender Supplement, dated as of February 25, 2022, among the Company, Standard & Poor’s Financial Services LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, incorporated by reference from Exhibit (10.1) to the Company’s Form 8-K filed on February 28, 2022.

(10.62)	Master Confirmation between the Company and Citibank, N.A. dated as of March 1, 2022, incorporated by reference from Exhibit (10.1) to the Company’s 8-K filed on March 2, 2022.

(10.63)	Master Confirmation between the Company and Goldman Sachs & Co. LLC dated March 1, 2022, incorporated by reference from Exhibit (10.2) to the Company’s 8-K filed on March 2, 2022.

(10.64)	Master Confirmation between the Company and Mizuho Markets Americas LLC dated March 1, 2022, incorporated by reference from Exhibit (10.3) to the Company’s 8-K filed on March 2, 2022.

(15)	Letter on Unaudited Interim Financials.

(21)	Subsidiaries of the Company, incorporated by reference from Exhibit (21) to the Company’s Form 10-K for the fiscal year ended December 31, 2021.

(22)	Subsidiary Guarantor of Guaranteed Securities, incorporated by reference from Exhibit (22) to the Company’s Form 10-K for the fiscal year ended December 31, 2021.

(23.1)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

(23.2)	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in opinion filed as Exhibit 5.1).

(25)	Statement of Eligibility of U.S. Bank Trust Company, National Association, as Trustee, on Form T-1.

(99.1)	Form of Letter of Transmittal.

(99.2)	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

(99.3)	Form of Letter to Clients.

(99.4)	Form of Letter to Nominees.

(107)	Filing Fee Table.

(b) Financial Statement Schedules.

Reference is made to the financial statements or notes thereto incorporated by reference in the prospectus to which the registration statement relates.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, S&P Global Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 13, 2023.

S&P GLOBAL INC.

By:	/s/ Douglas L. Peterson
Name:	Douglas L. Peterson
Title:	President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ewout L. Steenbergen, Taptesh (Tasha) Matharu and Alma Rosa Montanez, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Douglas L. Peterson Douglas L. Peterson	President, Chief Executive Officer and Director (principal executive officer)	January 13, 2023

/s/ Ewout L. Steenbergen Ewout L. Steenbergen	Executive Vice President and Chief Financial Officer (principal financial officer)	January 13, 2023

/s/ Christopher F. Craig Christopher F. Craig	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	January 13, 2023

/s/ Richard E. Thornburgh Richard E. Thornburgh	Chairman of the Board and Director	January 13, 2023

/s/ Marco Alverà Marco Alverà	Director	January 13, 2023

/s/ Jacques Esculier Jacques Esculier	Director	January 13, 2023

/s/ Gay Huey Evans Gay Huey Evans	Director	January 13, 2023

Signature	Title	Date

/s/ William D. Green William D. Green	Director	January 13, 2023

/s/ Stephanie C. Hill Stephanie C. Hill	Director	January 13, 2023

/s/ Rebecca Jacoby Rebecca Jacoby	Director	January 13, 2023

/s/ Robert P. Kelly Robert P. Kelly	Director	January 13, 2023

/s/ Ian P. Livingston Ian P. Livingston	Director	January 13, 2023

/s/ Deborah D. McWhinney Deborah D. McWhinney	Director	January 13, 2023

/s/ Maria R. Morris Maria R. Morris	Director	January 13, 2023

/s/ Gregory Washington Gregory Washington	Director	January 13, 2023

Pursuant to the requirements of the Securities Act, Standard & Poor’s Financial Services LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 13, 2023.

STANDARD & POOR’S FINANCIAL SERVICES LLC

By: S&P GLOBAL INC., its sole member

By:	/s/ Ewout L. Steenbergen
Name:	Ewout L. Steenbergen
Title:	Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ewout L. Steenbergen, Taptesh (Tasha) Matharu and Alma Rosa Montanez, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Martina Cheung Martina Cheung	Chairperson and President (principal executive officer)	January 13, 2023

/s/ Eric Swanson Eric Swanson	Vice President and Treasurer (principal financial and accounting officer)	January 13, 2023